Exhibit 99.1

COLLECTORS UNIVERSE NAMES JOSEPH J. ORLANDO

CHIEF EXECUTIVE OFFICER

NEWPORT BEACH, CA – October 9, 2017 - Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced the appointment of Mr. Joseph J. Orlando to the position of Chief Executive Officer, effective immediately, succeeding Mr. Robert G. Deuster who, as previously reported, had decided to retire as CEO, but will continue as a member of the Board of Directors. Mr. Orlando also has been appointed as a member of the Board, bringing the total number of directors to nine.

A. Clinton Allen, Chairman of the Board, stated, “The Board of Directors welcomes Joe Orlando, as CEO. We know Joe very well as he has been the President of our PSA and PSA/DNA business for 15 years. Joe has led the growth of that business, which has experienced revenue and bottom line increases of 58% and 162%, respectively over the last five years. He knows the value of our brands and he clearly understands the value proposition of our services for our customer base, as evidenced not only by the growth of the PSA and PSA/DNA business, but also by the leading position that the PSA and PSA/DNA brands have in the markets they serve. We look forward to working with Joe over the coming years as we execute our strategic initiatives, with particular emphasis on the opportunity to continue to grow our coin business in China.”

Mr. Allen continued, “The Board of Directors, with the assistance of the firm of Korn Ferry, conducted a nationwide search for a new CEO, considering both external and internal candidates. It became very clear, as we went through the process that Joe Orlando was by far the most qualified candidate for the CEO position and the Board unanimously approved his appointment, without reservation.”

Mr. Orlando stated, “I am honored to become the CEO of Collectors Universe. I have been an avid collector for most of my life so I understand our customers’ passion for their collections and investments. The Company has exceptional brands and an unmatched reputation for integrity, which is the basis for our continued long-term growth and success. I look forward to working with the management team and the Board to continue to provide value-added services to dealers and collectors, as well as maintaining a strong focus on increasing stockholder value.”

Mr. Orlando joined the Company in 1999 and was appointed President of PSA in 2002 and President of PSA/DNA in 2003. In those roles, in addition to growing the business into the leading third-party authenticator and grader for trading cards, autographs and sports memorabilia, Mr. Orlando also serves as Editor of our nationally distributed Sports Market Report which, under his direction, has developed into a leading resource in the market. He has helped author several books, collectible guides and dozens of articles for the Company. In addition, Mr. Orlando has appeared as a featured guest and hobby expert on numerous radio and television programs, including ESPN’s award-winning program Outside the Lines, HBO’s Real Sports and the Fox Business Network.

Mr. Orlando holds a BA from Westmont College and a law degree from Whittier College School of Law.

Collectors Universe, Inc.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins, its Coinflation.com website and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com